EXHIBIT 99.19

Guardian 8 Grows Sales Team With Additions From Grainger and Securitas

Newly Created Sales Director Positions Focused on West, Midwest and Southern U.S. Sales

SCOTTSDALE, AZ--(Marketwired - Feb 6, 2014) - Guardian 8 Corporation, a wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that it has expanded its team with strategic hires for three newly created sales director positions. The new sales directors bring more than 30 years of combined experience from past positions at Securitas Security Services USA, Kent Security and Fortune 500 company W.W. Grainger. Each sales director will be responsible for a 10-state territory, covering the West, Midwest and Southern regions of the United States. They will report to the Guardian 8 COO Paul Hughes.

"We are continuing to execute our business plan with the roll out of domestic sales personnel to complement our international efforts, '' said Steve Cochennet, CEO of Guardian 8. ''Our Fortune 100 customers will expect top-notch performance from us at every level and our new sales team will be the tip of that spear. The number of individuals hired by corporations to provide professional security is estimated to be four times the size of those working in U.S. law enforcement, and the Department of Labor notes that the security industry is growing at a rate twice that of law enforcement. Given the sheer size of the professional security market and anticipated growth, there is a lot of opportunity for our sales team."

Hughes noted that the company anticipates continued expansion of its sales team, with the addition of a sales director for the Atlantic territory, which spans from Virginia to upstate New York and includes five of the seven states that ban electronic stun devices from use in the security industry. "This specific territory is especially underserved within the security sector and is ideally positioned to benefit from Guardian 8's solutions," Hughes added.

Guardian 8 Holdings, through its wholly owned operating subsidiary Guardian 8 Corporation, has developed the Pro V2 enhanced non-lethal device which emphasizes a 'layered defense' approach to personal protection. The Pro V2 unit is specialized for professional security and is being adopted in a variety in industries including hospitals and corporate campuses intent on mitigating workplace violence concerns.

Web Page: http://guardian8.com/g8-pro-v2/

About Guardian 8 Holdings
Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the hiring of the three sales directors; benefits of the new sales directors; whether or not the directors will be successful in generating sales; the size of the professional security market; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Kris Kraves
Kraves PR
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Kris@Kravespr.com

Investor Relations
Lance Beckham
Acorn Management Partners
O: (678) 368-4012
C: (404) 368-1738
lbeckham@acornmanagementpartners.com